Exhibit 10.2

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 19, 2007, is entered into by and among the Lenders signatory hereto, WELLS FARGO FOOTHILL, INC., a California corporation, in its capacity as Agent for the Lenders and Bank Product Providers (in such capacity, “Agent”), and SUMTOTAL SYSTEMS, INC., a Delaware corporation (“Borrower”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.

RECITALS

A. The Lenders, Agent and Borrower have previously entered into that certain Credit Agreement dated as of October 4, 2005, as amended as of October 21, 2005, as of August 11, 2006 and as of November 13, 2006 (as so amended, and as further amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower.

B. The Borrower has requested that the Lenders and the Agent agree to certain additional amendments to the Credit Agreement and the Fee Letter referred to therein, and the Lenders and the Agent have agreed to such request, subject to the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Credit Agreement. Subject to and upon the conditions hereof, the Credit Agreement and the Fee Letter are hereby amended, effective as of the date of satisfaction of the conditions set forth in Section 3, as follows:

(a) The definition of “Base Rate Margin” in Schedule 1.1 to the Credit Agreement is hereby amended in its entirety to read as follows:

“Base Rate Margin” means, as of any date of determination:

(i) For the period from and including the Fourth Amendment Effective Date to but excluding the effective date of any determination of the Base Rate Margin pursuant to clause (ii) below, 0.75 percentage points per annum.

(ii) Thereafter, the relevant Base Rate Margin set forth in the table below that corresponds to the TTM EBITDA set forth opposite thereto (as determined in accordance with clauses (iii) and (iv) below).

TTM EBITDA	Base Rate Margin:
Less than $7,000,000	1.00 percentage points
Greater than or equal to $7,000,000 but less than $11,000,000	0.75 percentage points
Greater than or equal to $11,000,000	0.50 percentage points

(iii) The Base Rate Margin shall be determined from time to time pursuant to clause (ii) above on the first day of the quarter following the date on which Borrower delivers to Agent a certificate of a Responsible Officer of Borrower, in form and substance satisfactory to Agent, evidencing its TTM EBITDA as of the end of the most recent quarter. Such certificate shall be provided by the Borrower as soon as available, but in any event within 45 days of the end of each of Borrower’s fiscal quarters during each of Borrower’s fiscal years. In the event that such certificate is not provided to the Agent in accordance with this clause (iii), the Base Rate Margin shall be set at 1.0 percentage points as of the first day of the quarter following the date on which such quarterly certificate was required to be delivered until the date on which such quarterly certificate is delivered (on which date (but not retroactively) the Base Rate Margin shall be set at the relevant Base Rate Margin set forth in the table above based upon the calculation of TTM EBITDA set forth in such quarterly certificate).

(iv) Notwithstanding the foregoing, if Borrower at any time restates or otherwise revises its financial statements (including as a result of an audit), such that TTM EBITDA was lower than as previously certified by Borrower in the quarterly certificate with respect to such quarter, then the Base Rate Margin for such quarter shall be adjusted retroactively (to the effective date of the determination of the Base Rate Margin that was based upon the delivery of such quarterly certificate) to reflect the correct Base Rate Margin, and Borrower shall make payments to Agent to reflect such adjustment. Any interest that is so recalculated shall be due and payable on demand.

(b) The definition of “LIBOR Rate Margin” in Schedule 1.1 to the Credit Agreement is hereby amended in its entirety to read as follows:

“LIBOR Rate Margin” means, as of any date of determination:

(i) For the period from and including the Fourth Amendment Effective Date to but excluding the effective date of any determination of the LIBOR Rate Margin pursuant to clause (ii) below, 2.25 percentage points per annum.

(ii) Thereafter, the relevant LIBOR Rate Margin set forth in the table below that corresponds to the TTM EBITDA set forth opposite thereto (as determined in accordance with clauses (iii) and (iv) below).

TTM EBITDA	LIBOR Rate Margin:
Less than $7,000,000	2.50 percentage points
Greater than or equal to $7,000,000 but less than $11,000,000	2.25 percentage points
Greater than or equal to $11,000,000	2.00 percentage points

(iii) The LIBOR Rate Margin shall be determined from time to time pursuant to clause (ii) above on the first day of the quarter following the date on which Borrower delivers to Agent a certificate of a Responsible Officer of Borrower, in form and substance satisfactory to Agent,

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evidencing its TTM EBITDA as of the end of the most recent quarter. Such certificate shall be provided by the Borrower as soon as available, but in any event within 45 days of the end of each of Borrower’s fiscal quarters during each of Borrower’s fiscal years. In the event that such certificate is not provided to the Agent in accordance with this clause (iii), the LIBOR Rate Margin shall be set at 2.50 percentage points as of the first day of the quarter following the date on which such quarterly certificate was required to be delivered until the date on which such quarterly certificate is delivered (on which date (but not retroactively) the LIBOR Rate Margin shall be set at the relevant LIBOR Rate Margin set forth in the table above based upon the calculation of TTM EBITDA set forth in such quarterly certificate).

(iv) Notwithstanding the foregoing, if Borrower at any time restates or otherwise revises its financial statements (including as a result of an audit), such that TTM EBITDA was lower than as previously certified by Borrower in the quarterly certificate with respect to such quarter, then the LIBOR Rate Margin for such quarter shall be adjusted retroactively (to the effective date of the determination of the LIBOR Rate Margin that was based upon the delivery of such quarterly certificate) to reflect the correct LIBOR Rate Margin, and Borrower shall make payments to Agent to reflect such adjustment. Any interest that is so recalculated shall be due and payable on demand.

(c) Schedule 5.2 to the Credit Agreement is hereby amended to read in its entirety as set forth on Schedule 1 attached to this Amendment.

(d) The following definition is hereby added to Schedule 1.1 to the Credit Agreement in its appropriate alphabetical order:

“Fourth Amendment Effective Date” means the date of satisfaction of all conditions precedent to effectiveness of that certain Fourth Amendment to Credit Agreement, dated as of June 19, 2007, among the Lenders parties thereto, Agent and the Borrower.

(e) Each reference to “DKSystems Incorporated” and “Pathlore Software S.r.l.” and any related information in Schedules 4.7(a), 4.7(b), 4.7(c), 4.7(d) and 4.8(c) to the Credit Agreement and Schedules 4 and 8 to the Security Agreement (as updated from time to time, and including any separate schedule incorporated therein by reference) is hereby deleted.

(f) The proviso in paragraph 3 of the Fee Letter is amended in its entirety to read as follows:

; provided, however, that (i) so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 4 audits during any calendar year, and (ii) so long as no Event of Default shall have occurred and be continuing, and Borrower’s Excess Availability plus Qualified Cash is equal to or greater than $15,000,000, Borrower shall not be obligated to reimburse Agent for any appraisal of the Collateral or business valuation; and provided further, however, that if any Default or Event of Default shall have occurred and be continuing, or Borrower’s Excess Availability plus Qualified Cash is less than $15,000,000 (each an “Appraisal/Valuation Reimbursement Triggering Event”), Agent shall be entitled to reimbursement for 1 appraisal of the Collateral or business valuation per calendar year in respect of an appraisal or valuation which is contracted while the Appraisal/Valuation Reimbursement Triggering Event exists (it being understood and agreed, however, that notwithstanding clause (i) or clause (ii) above, Agent reserves the right to cause an appraisal of the Collateral or a business valuation to be done at any time at its own expense).

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2. Consent to Dissolution of Certain Subsidiaries. Agent acknowledges that DKSystems Incorporated and Pathlore Software S.r.l have been dissolved, and Agent agrees that such dissolutions are permitted under the Credit Agreement.

3. Effectiveness of this Amendment. Agent must have received the following items, in form and content acceptable to Agent, before this Amendment is effective:

(a) Amendment; Acknowledgments and Releases. This Amendment and the attached Acknowledgment and Release by Subordinating Creditors, each duly executed in a sufficient number of counterparts for distribution to all parties.

(b) Representations and Warranties; No Default. (i) The representations and warranties set forth herein and in the Credit Agreement must be true and correct in all material respects on and as of the date hereof (after giving effect to any updated information supplied to the Agent), as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to the Closing Date or another earlier date); and (ii) no event shall have occurred and be continuing that constitutes a Default or an Event of Default.

(c) Other. All other documents and legal matters in connection with the transactions contemplated by this Amendment or requested by Agent shall have been delivered, executed or recorded and shall be in form and substance satisfactory to Agent in its sole discretion.

4. Representations and Warranties. Borrower represents and warrants as follows:

(a) Authority. Each of the Borrower and each Subsidiary has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party.

(b) Enforceability. This Amendment has been duly executed and delivered by Borrower. This Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally), and is in full force and effect.

(c) Representations and Warranties. After giving effect to any updated information supplied by Borrower, the representations and warranties of Borrower and its Subsidiaries contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of the Closing Date or another date other than the date hereof) that are qualified by materiality are true, accurate and complete as though made on and as of the date hereof, and that are not qualified by materiality are true, accurate and complete in all material respects as though made on and as of the date hereof.

(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e) Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Amendment, the other Loan Documents or any transaction contemplated herein or therein is, and all

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other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(f) No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.

5. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby; and each reference in the Fee Letter to “this agreement”, “this letter agreement” “hereunder”, “hereof” or words of like import referring to the Fee Letter, and each reference in the Credit Agreement and the other Loan Documents to “the Fee Letter”, “thereof” or words of like import referring to the Fee Letter, shall mean and be a reference to the Fee Letter as modified and amended hereby.

(b) Except as specifically amended or modified above, the Credit Agreement, the Fee Letter and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender Group under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement and the Fee Letter, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Fee Letter as modified or amended hereby.

8. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

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9. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

SUMTOTAL SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Neil J. Laird
Name:	Neil J. Laird
Title:	CFO

[Signature Page 1 to Fourth Amendment]

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WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and a Lender

By:	/s/ Michael G. Ackad
Name:	Michael G. Ackad
Title:	Senior Vice President

[Signature Page 2 to Fourth Amendment]

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SCHEDULE 1

Revised Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (not later than the 20th day of each month)

(a) a detailed aging of Borrower’s Accounts,

(b) a detailed report regarding Borrower’s and its Restricted Subsidiaries’ cash and Cash Equivalents, including an indication of which accounts constitute Qualified Cash, and

(c) a summary aging, by vendor, of Borrower’s accounts payable, and any book overdraft;

Quarterly (not later than the 30th day of each month following a fiscal quarter)

(d) a report showing (i) all deferred revenues as of the end of the prior quarter with a reconciliation to Borrower’s balance sheet for the prior quarter, (ii) the portion of such deferred revenue that will be earned during the next four fiscal quarters, (iii) the portion of such revenue that will be earned during the four fiscal quarters commencing one year from the date of such balance sheet, (iv) the portion of such revenue that will be earned on or after the date two years following the date of such balance sheet, and (v) the portion of such non-current deferred revenue that has previously been paid in cash,

(e) a report detailing maintenance contract and service contracts retention statistics for Borrower,

(f) a report detailing customer attrition and renewal statistics for Borrower, and

(g) a complete inventory of the Copyrights comprising the Required Library, as well as other Copyright, Patents and Trademarks that are registered or subject of pending applications for registration, which were acquired, generated or filed by Borrower or its Subsidiaries during the prior quarter;

Annually (not later than the 30th day following the end of a calendar year)	(h) a detailed list of Borrower’s customers, including contract expiration dates and annualized Recurring Revenue contributions;

Upon request by Agent

(i) a sales journal, collection journal, and credit register since the last such schedule, a report regarding credit memoranda that have been issued since the last such report,

(j) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s and its Subsidiaries’ Accounts,

(k) a “roll forward” of the Accounts from the prior month with supporting details supplied from sales journals, debit memos, credit registers and any credit memos,

(l) proof of payment of all Taxes,

(m) copies of invoices, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Borrower’s and its Subsidiaries’ Accounts and copies of purchase orders and invoices for Inventory and Equipment acquired by Borrower or its Subsidiaries, and

(n) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may reasonably request, including periodic confirmation by Borrower that the Minimum Unrestricted Subsidiary Requirement is satisfied.

ACKNOWLEDGMENT BY SUBORDINATING CREDITORS

Dated as of June 19, 2007

In connection with the foregoing Fourth Amendment to Credit Agreement (the “Amendment”), each of the undersigned, being a Creditor (each a “Subordinating Creditor” and collectively, the “Subordinating Creditors”) under the Intercompany Subordination Agreement (as defined in the Credit Agreement referenced in the Amendment) hereby confirms and agrees that the Intercompany Subordination Agreement is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the foregoing Amendment, each reference in the Intercompany Subordination Agreement to the Credit Agreement (as defined in the Intercompany Subordination Agreement), “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or modified by the Amendment. Although Agent and the Lenders have informed Subordinating Creditors of the matters set forth in the Amendment, and Subordinating Creditors have acknowledged the same, each Subordinating Creditor understands and agrees that neither the Lender Group nor the Bank Product Providers have any duty under the Credit Agreement, the Intercompany Subordination Agreements or any other agreement with any Subordinating Creditor to so notify any Subordinating Creditor or to seek such an acknowledgment, and nothing contained herein is intended to or shall create such a duty as to any advances or transaction hereafter.

CREDITORS:	SUMTOTAL SYSTEMS, INC., a Delaware corporation

	By:	/s/ Neil J. Laird
	Name:	Neil J. Laird
	Its:	CFO

SUMTOTAL SYSTEMS NETHERLANDS BV, a besloten vennootschap organized under the laws of the Netherlands

	By:	/s/ Neil J. Laird
	Name:	Neil J. Laird
	Title:	Director

SUMTOTAL SYSTEMS U.K. LTD., a private limited company organized under the laws of the United Kingdom

	By:	/s/ Neil J. Laird
	Name:	Neil J. Laird
	Title:	Director

[Acknowledgment by Subordinating Creditors to Fourth Amendment]

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PATHLORE SOFTWARE LIMITED, a private limited company organized under the laws of the United Kingdom

By:	/s/ Neil J. Laird
Name:	Neil J. Laird
Title:	Director

[Acknowledgment by Subordinating Creditors to Fourth Amendment]

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